Exhibit 99.1
VNUS Medical Technologies, Inc. Reports
Notification from The Nasdaq Stock Market, Inc.
SAN JOSE, Calif. – January 13, 2006 – VNUS® Medical Technologies, Inc. (Nasdaq: VNUS) today announced that it had received a notification, dated January 11, 2006, from The Nasdaq Stock Market, Inc. that VNUS is not in compliance with Nasdaq’s audit committee requirements, as set forth in Marketplace Rule 4350. The non-compliance is due to the resignation of Ms. Kathleen D. LaPorte from VNUS’ audit committee in May 2005, resulting in only two independent directors presently remaining on such committee. At the time of her resignation, Ms. LaPorte was a General Partner of the Sprout Group, a life science venture capital firm, and informed VNUS’ board of directors that she could no longer serve on the audit committee due to the Sprout Group’s policies regarding non-participation in audit committees of public companies. Ms. LaPorte continues to be a member of the board of directors and to serve on the compensation committee of the board of directors.
The Nasdaq notification stated that, consistent with Marketplace Rule 4350(d)(4), VNUS will be provided a cure period until the earlier of VNUS’ next annual shareholders’ meeting or May 17, 2006 in order to regain compliance. In the event VNUS does not regain compliance within this period, Nasdaq may delist VNUS’ securities. The notification requested that certain documents be submitted to Nasdaq for review.
VNUS’ nominating and governance committee is actively conducting a search for a qualified candidate to fill this vacancy and regain compliance with applicable Nasdaq listing requirements within the cure period.
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Forward-Looking Statements
VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “intends”, or variations of such words, are intended to identify such forward-looking statements in this press release. These statements are based on information available to VNUS as of the date of this press release and represent VNUS’ judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors, including, among other things, the unavailability of qualified candidates to fill the audit committee vacancy. Therefore, the reader is cautioned not to rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
Contact:
Brian Farley
President and Chief Executive Officer
Phone: 408-473-1199
ir@vnus.com